Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

THE AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION OF

FIRST AVENUE NETWORKS, INC.

First Avenue Networks, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

FIRST: Article IV of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

The total number of shares of stock that this Corporation shall have authority to issue is One hundred million (100,000,000) shares of Common Stock, $.001 par value per share (“Common Stock”). The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

SECOND: The foregoing amendment was duly adopted by the stockholders of the Corporation at its annual meeting on June 7, 2004 in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be duly executed in its corporate name on this 7th day of June 2004.

FIRST AVENUE NETWORKS, INC.
By:	/s/ Sandra Thomas Watson
Sandra Thomas Watson
Chief Financial Officer & Secretary